Exhibit 99.1

Tier Technologies, Inc.
10780 Parkridge Blvd., Suite 400
Reston, VA 20191
CONTACT:
Matt Brusch, Director of Communications mbrusch@tier.com
(571) 382-1048

Tier Reports Completion of Independent Audit Committee Investigation and Provides Update of NASDAQ Listing Status

RESTON, Va., May 12, 2006 – Tier Technologies, Inc. (NASDAQ: TIERE), announced today the completion of the previously reported independent investigation conducted by the law firm of Ropes & Gray LLP on behalf of the Audit Committee of Tier’s Board of Directors (the “Audit Committee”). On May 12, 2006, Tier provided its final report regarding the findings of the independent investigation to the NASDAQ Listing Qualifications Panel (the “Panel”). The Panel had previously conditioned the continued listing of Tier’s common stock on The NASDAQ National Market upon the Panel’s receipt of this report by May 12, 2006.

The scope of the independent investigation included: (i) examination of the qualitative and financial reporting issues giving rise to the Tier’s previously disclosed need to restate its financial statements for fiscal 2002, 2003 and 2004, along with quarters of fiscal 2005 as appropriate, (ii) review of Tier’s proposed restatement and related filings as they are prepared by Tier; (iii) review of accounting control and management issues that come to the Audit Committee’s attention during the course of its investigation; and (iv) identification of remedial measures that the Audit Committee recommends Tier implement in light of its findings. Among other things, the investigation found earnings management at Tier, particularly during the close of fiscal 2004. Tier’s Board of Directors is considering appropriate remedial actions, including those recommended by the Audit Committee.

Based upon Tier’s preliminary unaudited evaluation, which incorporates the Audit Committee’s findings, the cumulative pre-tax impact on the Company’s retained earnings is expected to be a reduction of approximately $2.2 million to $2.7 million for the period between September 30, 2001 and June 30, 2005. At the present time, Tier does not believe that the impact on pre-tax income for these adjustments in any given year will exceed $1.5 million.

While Tier believes it has satisfied the Panel’s condition for continued listing described above, there can be no assurance that the Panel will find the report of the investigation satisfactory, in which case Tier’s common stock could be delisted from The NASDAQ National Market.

The Panel has also conditioned the continued listing of Tier’s common stock upon the filing by Tier no later than June 5, 2006 of its Form 10-K for the fiscal year ended September 30, 2005 and its Form 10-Q for the quarter ended December 31, 2005. Tier also expects to file its restated financial statements for fiscal 2002, 2003 and 2004 at the same time. Tier expects the Panel will likewise condition the continued listing upon Tier also filing its Form 10-Q for the quarter ended March 31, 2006 by June 30, 2006; however, Tier cannot provide any assurance that the Panel will do so. Currently, Tier believes it will be able to complete these filings by these dates. There can be no assurance, however, that Tier will not experience unforeseen complications in completing its financial statements for the affected periods, in which case the filings could be delayed and the Panel could take action to delist Tier’s common stock from The NASDAQ National Market.

About Tier

Tier Technologies, Inc. (NASDAQ: TIERE) offers a diversified array of innovative business and financial transaction processing solutions. Headquartered in Reston, Virginia, Tier’s clients include more than 2,200 federal, state, and local governments, educational institutions, utilities and commercial clients in the U.S. and abroad. Tier provides information technology solutions, and through its Official Payments Corp. subsidiary, delivers payment processing solutions for a wide range of markets. From designing, installing and maintaining cutting-edge public sector software systems, to delivering fast, secure and convenient financial transaction processing solutions, Tier provides integrated information solutions that solve problems while balancing innovation with practicality. For more information, see www.tier.com and www.officialpayments.com.

Statements made in this press release that are not historical facts, including statements regarding expectations for future revenues, earnings, and expenses, are forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Tier undertakes no obligation to update any such forward-looking statements.

Each of these statements is made as of the date hereof based only on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the results of the Company’s ongoing review of its accounting practices, the Audit Committee’s independent investigation, and the Company’s ability to satisfy the Nasdaq requirements for continued listing on the Nasdaq National Market.

For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the Company’s annual report on Form 10-K for the year ended Sept. 30, 2004, our most recent quarterly report on Form 10-Q for the quarter ended June 30, 2005, as well as other filings with the SEC.

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